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                                                                     Exhibit 5.1


                            [Brown & Wood LLP Letterhead]




                                                  May 7, 1998


SL Green Realty Corp.
70 West 36th Street
New York, New York 10018

Ladies and Gentlemen:

     This opinion is furnished in connection with the registration, pursuant to the Securities Act of 1933, as amended (the "Securities Act"), of 4,600,000 shares (the "Shares") __% Series A Convertible , Cumulative Preferred Stock, liquidation preference $25.00 per share, designated as Preferred Income Equity Redeemable Shares-SM- ("Preferred Stock"), of SL Green Realty Corp., a Maryland corporation (the "Company").

     In connection with rendering this opinion, we have examined the Articles of Incorporation and the Bylaws of the Company; such records of the corporate proceedings of the Company as we deemed appropriate; a registration statement on Form S-11 under the Securities Act relating to the Shares, No. 333-50311, as amended (the "Registration Statement"), and the offering prospectus contained therein (the "Prospectus") and such other certificates, receipts, records and documents as we considered necessary for the purposes of this opinion.

     We are attorneys admitted to practice in the States of New York and Maryland. We express no opinion concerning the laws of any jurisdictions other than the laws of the United States of America, the State of Maryland and the State of New York.

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     Based upon the foregoing, we are of the opinion that when the Shares have been issued and paid for in accordance with the terms of the Prospectus, the Shares will be legally issued, fully paid and nonassessable shares of the Company's Preferred Stock.



     The foregoing assumes that all requisite steps will be taken to comply with the requirements of the Securities Act and applicable requirements of state laws regulating the offer and sale of securities. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to our firm under the caption "Legal Matters" in the Prospectus.

                                        Very truly yours,


                                        /s/ Brown & Wood LLP




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